FIRST COMMONWEALTH CORPORATION
            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

              To Be Held on Monday, July 21, 1997


To the Shareholders of:

     FIRST COMMONWEALTH CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of First Commonwealth Corporation, (the "Company"), will be held Monday, July 21, 1997 at 10:00 a.m. at the offices of the Company, 5250 South 6th Street, Springfield, IL 62703, for the following purposes:

     1. To elect fourteen directors of the Company to serve for one year and until their successors are elected and qualified;
and

     2. To consider and act upon such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on May 27, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual
Meeting.

     Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so that your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

                             BY ORDER OF THE BOARD OF DIRECTORS

                               FIRST COMMONWEALTH CORPORATION


                                      GEORGE E. FRANCIS

                                      George E. Francis
                                          Secretary

Dated:  June 18, 1997
Springfield, Illinois

                      YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE
ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
IN PERSON.

                PROXY STATEMENT FOR ANNUAL MEETING OF
                           SHAREHOLDERS OF
                   FIRST COMMONWEALTH CORPORATION


              GENERAL INFORMATION REGARDING SOLICITATION

     The Annual Meeting of the Shareholders of First
Corporation (the "Company") will be held on July 21, 1997 at
10:00 a.m., at the offices of the Company, 5250 South 6th, Springfield, Illinois. The mailing address of the Company is P.O.
Box 5147, Springfield, Illinois 62705-5147.

     This proxy statement is being sent to each holder of record of the issued and outstanding shares of Common Stock of the Company, $1.00 par value per share (the "Common Stock"), as of May 27, 1997, in order to furnish to each shareholder information relating to the business to be transacted at the meeting.

     This proxy statement and the enclosed proxy are being mailed to shareholders of the Company on or about June 18, 1997. The Annual Report has been mailed under separate cover. The Company will bear the cost of soliciting proxies from its shareholders. The Company may reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitations will consist primarily of requests to brokerage houses, custodians, nominees, and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and regular employees of the Company may by telephone, telegram or personal interview request the return of proxies.



                             VOTING

     The enclosed proxy is solicited by and on behalf of the Board of Directors. If you are unable to attend the meeting on July 21, 1997, please complete the enclosed proxy and return it to us in the accompanying envelope so that your shares will be represented.

     When the enclosed proxy is duly executed and returned in advance of the meeting, and is not revoked, the shares represented thereby will be voted in accordance with the authority contained therein. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If a proxy fails to specify how it is to be voted, it will be voted "FOR" Proposal 1.

     Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the shareholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

                      AFFILIATE COMPANIES

     The Company is a member of an insurance holding company system of which United Trust, Inc., an Illinois corporation ("UTI"), is the ultimate parent. The following is the current organizational chart for the companies that are members of the UTI insurance holding company system and affiliates of the Company, and the acronyms that will be used herein to reference the companies:


United Trust, Inc. ("UTI") is the ultimate controlling company. UTI owns 53% of United Trust Group ("UTG") and 30% of United Income, Inc. ("UII"). UII owns 47% of UTG. UTG owns 79% of First Commonwealth Corporation ("FCC") and FCC owns 100% of Universal Guaranty Life Insurance Company ("UG"). UG owns 100% of United Security Assurance Company ("USA"). USA owns 84% of Appalachian Life Insurance Company ("APPL") and APPL owns 100% of Abraham Lincoln Insurance Company ("ABE").


For purposes of this proxy statement, the term "affiliate life insurance companies" shall mean UG, USA, APPL and ALIC, and the term "non-insurance affiliate companies" shall mean the affiliated companies other than UG, USA, APPL and ALIC.

The companies hereinafter are sometimes collectively referred to as the "Affiliate Companies".


                 VOTING SECURITIES OUTSTANDING

     May 27, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. On that date, the Company had outstanding 54,628 shares of Common Stock, par value $1.00 per share. No other voting securities of the Company are outstanding. The holders of such shares are entitled to one vote per share. There are no cumulative voting rights. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting is required to approve each matter to be voted on at such meeting.

                PRINCIPAL HOLDERS OF SECURITIES

     The following tabulation sets forth the name and address of the entity known to be the beneficial owners of more than 5% of the Company's Common Stock and shows: (i) the total number of shares of Common Stock beneficially owned by such person as of March 31, 1997 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of Common Stock so owned as of the same date.


Title                                  Number of Shares   Percent
of                Name and Address       and Nature of      of
Class           of Beneficial Owner  Beneficial Ownership  Class

Common         United Trust Group, Inc.       43,303        79%
Stock $1.00    5250 South Sixth Street
par value      Springfield, Illinois  62703



                    SECURITY OWNERSHIP OF MANAGEMENT

     The following tabulation shows with respect to each of the directors and nominees of the Company, with respect to the Company's chief executive officer and each of the Company's four other most highly compensated executive officers for fiscal 1996, and with respect to all executive officers and directors of the Company as a group: (i) the total number of shares of all classes of stock of the Company or any of its parents or subsidiaries, beneficially owned as of March 31, 1997 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of stock so owned as of the same date.



Title     Directors, Named Executive    Number of Shares    Percent
of        Officers, & All Directors &     and Nature of       of
Class     Executive Officers as a Group     Ownership        Class

UII's     John S. Albin                           0            *
Common    John K. Cantrell                        0            *
Stock, no William F. Cellini                      0            *
par value John W. Collins                         0            *
          George E. Francis                       0            *
          Donald G. Geary                         0            *
          James E. Melville                       0            *
          Joseph H. Metzger                       0            *
          Luther C. Miller                        0            *
          Thomas F. Morrow                   31,500 (1)      2.4%
          Robert V. O'Keefe                       0            *
          Larry E. Ryherd                    47,250 (2)      3.4%
          Robert W. Teater                    7,380 (3)        *
          Howard A. Young                         0            *
          All directors and                  86,130          6.2%
          executive officers as a
          group (fourteen in number)

UTI's     John S. Albin                      10,504 (4)        *
Common    John K. Cantrell                        0            *
Stock, no William F. Cellini                  1,000            *
par value John W. Collins                         0            *
          George E. Francis                   4,600 (5)        *
          Donald G. Geary                     1,200            *
          James E. Melville                  52,500 (6)      2.8%
          Joseph H. Metzger                   6,900 (7)        *
          Luther C. Miller                        0            *
          Thomas F. Morrow                  159,060 (8)      8.4%
          Robert V. O'Keefe                     300 (9)        *
          Larry E. Ryherd                   617,236 (10)    32.5%
          Robert W. Teater                        0            *
          Howard A. Young                       100            *
          All directors and                 853,400         45.0%
          executive officers as a
          group (fourteen in number)

Company's John S. Albin                           0            *
Common    John K. Cantrell                        0            *
Stock,    William F. Cellini                      0            *
$1.00 par John W. Collins                         0            *
value     George E. Francis                       0            *
          Donald G. Geary                       225            *
          James E. Melville                     431 (11)       *
          Joseph H. Metzger                       0            *
          Luther C. Miller                        0            *
          Thomas F. Morrow                        0            *
          Robert V. O'Keefe                       0            *
          Larry E. Ryherd                         0            *
          Robert W. Teater                        0            *
          Howard A. Young                        44            *
          All directors and                     700          1.3%
          executive officers as a
          group (fourteen in number)

     (1) Includes 31,500 shares beneficially in trust for the two children of Thomas F. Morrow, namely Kristi J. Wilkerson and
Amy Suzanne Heath.

     (2) Includes 47,250 shares beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John
Ryherd.

     (3) Includes 210 shares owned directly by Mr. Teater's spouse.

     (4) Includes 392 shares owned directly by Mr. Albin's spouse.

     (5) Includes 4,600 shares which may be acquired upon exercise of outstanding stock options.

     (6) James E. Melville owns 2,500 shares individually and 14,000 shares jointly with his spouse. Includes; (i) 3,000 shares of UTI's Common Stock which are held beneficially in trust for his daughter, namely Bonnie J. Melville; (ii) 3,000 shares of UTI's Common Stock, 750 shares of which are in the name of Matthew C. Hartman, his nephew; 750 shares of which are in the name of Zachary T. Hartman, his nephew; 750 shares of which are in the name of Elizabeth A. Hartman, his niece; and 750 shares of which are in the name of Margaret M. Hartman, his niece; and
(iii) 30,000 shares which may be acquired by James E. Melville upon exercise of outstanding stock options.

     (7) Includes 6,900 shares which may be acquired upon exercise of outstanding stock options.

     (8) Includes 17,200 shares which may be acquired upon exercise of outstanding stock options. Includes 1,000 shares as custodian for grandson.

     (9)   300 shares owned directly by Mr. O'Keefe's spouse.

     (10) Larry E. Ryherd owns 271,086 shares of UTI's Common Stock in his own name. Includes; (i) 150,050 shares of UTI's Common Stock in the name of Dorothy LouVae Ryherd, his wife; (ii) 150,000 shares of UTI's Common Stock which are held beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd; (iii) 29,300 shares of UTI's Common Stock, 9,700 shares of which are in the name of Shari Lynette Serr, 9,700 shares of which are held in the name of Derek Scott Ryherd, and 9,900 shares of which are in the name of Jarad John Ryherd;
(iv) 500 shares of UTI's Common Stock held in the name of Larry
E. Ryherd as custodian for Charity Lynn Newby, his niece; (v) 500 shares held in the name of Larry E. Ryherd as custodian for Lesley Carol Newby, his niece; (vi) 2,000 shares held by Dorothy LouVae Ryherd, his wife as custodian for granddaughter; and (vii) 13,800 shares which may be acquired by Larry E. Ryherd upon exercise of outstanding stock options.

     (11) James E. Melville owns 55 shares individually and 376 shares jointly with his spouse.

*    Less than 1%.

Except as indicated above, the foregoing persons hold sole voting and investment power.

     Directors and officers of the Company file periodic reports regarding ownership of Company securities with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities
Exchange Act of 1934 as amended, and the rules promulgated thereunder.

                    THE BOARD OF DIRECTORS

     In accordance with the laws of Virginia and the Certificate of Incorporation and Bylaws of the Company, as amended, the Company is managed by its executive officers under the direction of the Board of Directors. The Board elects executive officers, evaluates their performance, works with management in establishing business objectives and considers other fundamental corporate matters, such as the issuance of stock or other securities, the purchase or sale of a business and other significant corporate business transactions. In the fiscal year ended December 31, 1996, the board met four times. All nominees for director attended at least 75% of all meetings of the board except for Messers. Cantrell, Cellini and Teater.

     The Board of Directors has an Audit Committee consisting of Messrs. Albin, Collins, Geary, Teater and Young. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of the Company, the nature of services performed for the Company and the fees to be paid to the independent auditors, the performance of the Company's independent and internal auditors and the accounting practices of the Company. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board.
The Audit Committee met once in 1996.

     The Board of Directors has a Nominating Committee consisting of Messrs. Cantrell, Young and Miller. The Nominating Committee reviews, evaluates and recommends directors, officers and nominees for the Board of Directors. There is no formal mechanism by which shareholders of the Company can recommend nominees for the Board of Directors, although any recommendations by shareholders of the Company will be considered. Shareholders desiring to make nominations to the Board of Directors should submit their nominations in writing to the Chairman of the Board no later than February 1st of the year in which the nomination is to be made. The Committee did not meet in 1996.

     The compensation of the Company's executive officers is determined by the full Board of Directors (see report on Executive Compensation).

                      ELECTION OF DIRECTORS

     At the annual meeting of shareholders of the Company, fourteen directors are to be elected, each director to hold office until the next annual meeting and until his successor is elected and qualified. Each nominee will be elected director by a majority of votes cast for such nominee. The persons named in the proxy intend to vote the proxies as designated for the nominees listed below. Should any of the nominees listed below become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substituted nominee or nominees; however, the management now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. The following individuals are nominees for the election of directors:

NAME, AGE      POSITION WITH THE COMPANY, BUSINESS EXPERIENCE AND
               OTHER DIRECTORSHIPS

John S. Albin
69 Director of the Company since 1992; Director of United Trust, Inc. since 1984; farmer in Douglas and Edgar counties, Illinois, since 1951; Chairman of the Board of Longview State Bank since 1978; President of the Longview Capitol Corporation, a bank holding company, since 1978; Chairman of First National Bank of Ogden, Illinois, since 1987; Chairman of the State Bank of Chrisman since 1988; Director and Secretary of Illini Community Development Corporation since 1990; Chairman of Parkland College Board of Trustees since 1990; board member of the Fisher National Bank, Fisher, Illinois, since 1993.

John K. Cantrell
72 Chairman of Board of Directors of the Company and certain affiliate companies since 1984; Chief Executive Officer of the Company and certain affiliate companies from 1984 until 1992; officer and director of certain affiliate companies for more than five years.

William F. Cellini
62 Director of the Company and certain affiliate companies since 1984; Chairman of the Board of New Frontier Development Group, Chicago, Illinois for more than the past five years; Executive Director of Illinois Asphalt Pavement Association.

John W. Collins
71             Consultant and past President of Collins-Winston
               Group since 1976; past Director of the Company and certain affiliate companies from 1982 to 1992.

George E. Francis
53 Secretary of the Company and certain affiliate companies since 1993; Director of the Company and certain affiliate companies since 1992; Treasurer and Chief Financial Officer of certain affiliate companies from 1984 until 1992; Senior Vice President and Chief Administrative Officer of certain affiliate companies since 1989.

Donald G. Geary
73 Director of the Company and certain affiliate companies since 1984; industrial warehousing developer and founder of Regal 8 Inns for more than the past five years.

James E. Melville
51 Chief Financial Officer of the Company since 1993, a Director since 1992, Chief Operating Officer from 1989 to 1991 and Senior Executive Vice President from 1984 until 1989; President of the Company and certain affiliate companies from 1989 until 1991; Chief Operating Officer of certain affiliate companies from 1984 until 1991; Senior Executive Vice President of certain affiliate companies from 1984 until 1989; consultant to UTI and UTG from March - September, 1992; President and Chief Operating Officer of certain affiliate life insurance companies and Senior Executive Vice President of non-insurance affiliate companies since 1992.

Joseph H. Metzger
58             Director of the Company since 1992, Senior Vice
               President, Real Estate since 1989; Senior Vice
               President, Real Estate of certain affiliate companies since 1983.

Luther C. Miller
66 Director of the Company since 1984; Executive Vice President and Secretary of the Company from 1984 until 1992; officer and director of certain affiliate companies for more than the past five years.

Thomas F. Morrow
52 Vice Chairman, Chief Operating Officer, Director of the Company since 1992 and Treasurer since 1993; President and COO of UTI since 1991, Treasurer since 1993 and a Director since 1984; Vice Chairman and Chief Operating Officer of UII since 1992, Director since 1987; President, Chief Operating Officer, Treasurer and Director of UTG since 1992; Vice Chairman, Chief Operating Officer and Director of certain affiliate companies since 1992 and Treasurer since 1993. Mr. Morrow has served as Vice Chairman and Director of certain affiliate life insurance companies since 1992 as well as having held similar positions with other affiliate life insurance companies from 1987 to 1992.

Robert V. O'Keefe
75 Director of the Company since 1993; Director and Treasurer of UTI from 1988 to 1992; Director and Treasurer of UFI from 1990 until 1992; Director of Cilcorp, Inc. from 1982 to 1994; Director of Cilcorp Ventures, Inc. from 1985 to 1994; Director of Environmental Science and Engineering Co. since 1990.

Larry E. Ryherd
57 President, CEO and Director of the Company since 1992; UTI Chairman of the Board of Directors and a Director since 1984, CEO since 1991; Chairman of the Board of UII since 1987, CEO since 1992 and President since 1993; Chairman, CEO and Director of UTG since 1992; President, CEO and Director of certain affiliate companies since 1992. Mr. Ryherd has served as Chairman of the Board, CEO, President and COO of certain affiliate life insurance companies since 1992 and 1993. He has also been a Director of the National Alliance of Life Companies since 1992 and is the 1994 Membership Committee Chairman; he is a member of the American Council of Life Companies and Advisory Board Member of its Forum 500 since 1992.

Robert W. Teater
70 Director of the Company since 1992; Director of UTG and certain affiliate companies since 1992; Director of UII since 1987; Director of certain affiliate companies since 1992; member of Columbus School Board since 1991 and President since 1992; President of Robert W. Teater and Associates, a comprehensive consulting firm in natural resources development and organization management since 1983.

Howard A. Young
77 Director of the Company since 1984; Director of certain affiliate companies for more than the past five years; retired from Harris Broadcast
               Products Corporation, Quincy, Illinois.



                EXECUTIVE OFFICERS OF THE COMPANY

More detailed information on the following officers of the Company appear under "Election of Directors":

     Larry E. Ryherd     President and Chief Executive Officer
     Thomas F. Morrow    Vice Chairman and Chief Operating
                         Officer and Treasurer
     James E. Melville   CFO and Senior Executive Vice President
     George E. Francis   Senior Vice President and Secretary

                         EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid to or earned by the Company's chief executive officer and each of the four other most highly compensated executive officers of the Company during each of the Company's last three fiscal years:

                       SUMMARY COMPENSATION TABLE

                         Annual Compensation (1)

                                                    Other Annual
Name and                                           Compensation (2)
Principal Position       Salary ($)    Bonus ($)         ($)


Larry E. Ryherd     1996   400,000           -         17,681
President, Chief    1995   400,000           -         13,324
Executive Officer   1994   400,000           -          7,909

Thomas F. Morrow    1996   300,000           -         21,405
Vice Chairman, Chief1995   300,000           -         16,654
Operating Officer   1994   300,000           -          9,886

James E. Melville   1996   237,000           -         27,537
Sr. Executive Vice  1995   237,000           -         38,206 (3)
President, Chief    1994   237,000           -         13,181
Financial Officer

Joseph H. Metzger   1996    87,000        70,633       10,290
Sr. Vice President, 1995    87,000        67,013        6,181
Real Estate         1994    87,000        98,000        3,932

George E. Francis   1996   119,000           -          7,348
Sr. Vice President, 1995   119,000           -          4,441
Secretary           1994   119,000           -          2,636


(1) Compensation deferred at the election of named officers is included in this section.

(2) Other annual compensation consists of interest earned on deferred compensation amounts pursuant to their employment agreements and the Company's matching contribution to the First Commonwealth Corporation Employee Savings Trust 401(k) Plan.

(3)  Includes $16,000 for the value of personal perquisites owing
Mr. Melville.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
OPTION/SAR VALUES

     The following table summarizes for fiscal year ending, December 31, 1996, the number of shares subject to unexercised options and the value of unexercised options of the Common Stock of UTI held by the named executive officers. The values shown were determined by multiplying the applicable number of unexercised share options by the difference between the per share market price on December 31, 1996 and the applicable per share exercise price. There were no options granted to the named executive officers during 1996.

                  Number of                Number of Securities
                    Shares      Value     Underlying Unexercised
                 Acquired on  Realized($)    Options/SARs at
                 Exercise (#)                   FY-End(#)



Name                                    Exercisable Unexercisable

Larry E. Ryherd        -           -         13,800         -
Thomas F. Morrow       -           -         17,200         -
James E. Melville    2,500      13,563       30,000         -
Joseph H. Metzger      -           -          6,900         -
George E. Francis      -           -          4,600         -


                                         Value of Unexercised In
                                            the Money Options/
                                            SARs at FY-End ($)


                                        Exercisable Unexercisable

Larry E. Ryherd                                   0         -
Thomas F. Morrow                                  0         -
James E. Melville                                 0         -
Joseph H. Metzger                                 0         -
George E. Francis                                 0         -




COMPENSATION OF DIRECTORS

     The Company's standard arrangement for the compensation of directors provide that each director shall receive an annual retainer of $2,400, plus $300 for each meeting attended and reimbursement for reasonable travel expenses. The Company's director compensation policy also provides that directors who are employees or past employees of the Company do not receive any compensation for their services as directors except for reimbursement for reasonable travel expenses for attending each meeting. Mr. Cantrell, Chairman of the Board of Directors of the Company receives compensation pursuant to an agreement which is described in the following section.

EMPLOYMENT CONTRACTS

     On April 15, 1993, Larry E. Ryherd entered into an employment agreement with the Company and UTI. Formerly, Mr. Ryherd had served as Chairman of the Board and Chief Executive Officer of UTI and its affiliates. Pursuant to the agreement, Mr. Ryherd agreed to serve as President and Chief Executive Officer of the Company and in addition, to serve in other positions of the affiliated companies if appointed or elected. The agreement provides for an annual salary of $400,000 as determined by the Board of Directors. The term of the agreement has been continuous. Mr. Ryherd has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 in the amount of $240,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Ryherd was granted an option to purchase up to 13,800 of UTI Common Stock at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

     On April 15, 1993, Thomas F. Morrow entered into an employment agreement with the Company and UTI. Formerly, Mr. Morrow had served as President and Chief Operating Officer of UTI and its affiliates. Pursuant to the agreement, Mr. Morrow agreed to serve as Chief Operating Officer of the Company and in addition, to serve in other positions of the affiliated companies if appointed or elected. The agreement provides for an annual salary of $300,000 as determined by the Board of Directors. The term of the agreement has been continuous. Mr. Morrow has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 in the amount of $300,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Morrow was granted an option to purchase up to 17,200 of UTI Common Stock at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

     The Company and UTI entered into an employment agreement dated April 15, 1993 with James E. Melville pursuant to which Mr. Melville is employed as Senior Executive Vice President and in addition, to serve in other positions of the affiliated companies if appointed or elected at an annual salary of $237,000. The term of the agreement expires December 31, 1997. Mr. Melville has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $400,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Melville was granted an option to purchase up to 32,500 shares of UTI Common Stock at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

     The Company entered into an employment agreement with Joseph
H. Metzger on June 16, 1992. Under the terms of the agreement, Mr. Metzger is employed as Senior Vice President - Real Estate of the Company at an annual salary of $87,000. The agreement provides that Mr. Metzger receives cash bonuses if certain real estate sales goals are attained. The term of the agreement has been continuous. Mr. Metzger also agreed to serve in other positions if appointed or elected to such positions without additional compensation. Mr. Metzger has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $120,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Metzger was granted an option to purchase up to 6,900 shares of UTI Common Stock at $17.50 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

     The Company entered into an employment agreement with George
E. Francis on June 16, 1992. Under the terms of the agreement, Mr. Francis is employed as Senior Vice President of the Company at an annual salary of $119,000. Mr. Francis also agreed to serve in other positions if appointed or elected to such positions without additional compensation. The term of the agreement has been continuous. Mr. Francis has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $80,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Francis was granted an option to purchase up to 4,600 shares of UTI Common Stock at $17.50 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

     On June 16, 1992, the Company entered into an employment agreement with John K. Cantrell, Chairman of the Board of Directors and a Director of the Company. Mr. Cantrell has agreed to continue as Chairman of the Board of Directors and a Director of the Company until April 30, 2002. In consideration for this commitment, the Company has agreed to pay Mr. Cantrell $12,500 each month for the first sixty months of the term and $8,333.33 each month for the last sixty months of the term. After Mr. Cantrell's retirement and until the death of the first to die of Mr. Cantrell or his wife, the Company will pay Mr. Cantrell the sum of $6,250 per month.

     From and after the death of the first to die of Mr. and Mrs. Cantrell, the Company will pay $4,166.67 per month to the survivor until death of the survivor. Mrs. Cantrell will receive the death benefits described above from and after Mr. Cantrell's death regardless of whether he died while employed or after retirement. If Mr. Cantrell becomes disabled prior to retirement, the Company will continue to make payments described above while he is disabled until April 30, 2002. This agreement has been entered into for the purpose of securing Mr. Cantrell's extremely valuable services over the next ten years.

                  REPORT ON EXECUTIVE COMPENSATION


INTRODUCTION

     The compensation of the Company's executive officers is determined by the full Board of Directors. The Board of Directors strongly believes that the Company's executive officers directly impact the short-term and long-term performance of the Company. With this belief and the corresponding objective of making decisions that are in the best interest of the Company's shareholders, the Board of Directors places significant emphasis on the design and administration of the Company's executive compensation plans.


EXECUTIVE COMPENSATION CONSIDERATIONS

     The purpose of the Company's executive compensation plans is to ensure that the compensation levels provided to the Company's executive officers integrate with the Company's annual and long-term performance objectives, to align the financial interests of the executive officers with the interests of the Company's shareholders, to reward for superior financial performance, and to assist the Company in attracting, retaining and motivating executives with exceptional leadership abilities. Consistent with this purpose, the Board of Directors establishes appropriate compensation elements in each of the executive officers compensation plans to include a base salary, annual bonus, stock options and deferred compensation alternatives. Compensation levels are reviewed annually by the Board of Directors relative to other life insurance companies and companies of similar size in the financial industry ("comparable companies"). Based upon analysis of total compensation paid by comparable companies, total compensation paid to the Company's executive officers were found to be within the same ranges. Accordingly, the Board of Directors feels that the Company is maintaining a competitive position to retain the talent necessary to meet the challenges in the life insurance industry.


EXECUTIVE COMPENSATION PLAN ELEMENTS

     BASE SALARY. The Board of Directors establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, the scope of the executive's position, experience, length of service, individual performance and internal equity considerations. During the last three fiscal years, there were no changes in the base salaries of the named executive officers.

     ANNUAL BONUS. The Company does not have a bonus plan that directly ties executive compensation to the Company's earnings performance on a near term basis; however, the bonus compensation element is considered if the executive officer is responsible for a specific business unit of the Company (see Employment Contracts).

     STOCK OPTIONS. One of the Company's priorities is for the executive officers to be significant shareholders so that the interest of the executives are closely aligned with the interests of the Company's other shareholders. The Board of Directors believes that this strategy motivates executives to remain focused on the overall long-term performance of the Company. Stock options are granted at the discretion of the Board of Directors and are intended to be granted at levels within the competitive market range of comparable companies. During 1993, each of the named executive officers were granted options under their employment agreements for UTI Common Stock as described in the Employment Contracts section. There were no options granted to the named executive officers during the last three fiscal years.

     DEFERRED COMPENSATION. A very significant component of overall Executive Compensation Plans is found in the flexibility afforded to participating officers in the receipt of their compensation. The availability, on a voluntary basis, of the deferred compensation arrangements as described in the Employment Contracts section, may prove to be critical to certain officers, depending upon their particular financial circumstance.

CHIEF EXECUTIVE OFFICER AND VICE CHAIRMAN

     During 1996, the Company's most highly compensated executive officers were Larry E. Ryherd, Chief Executive Officer and President, and Thomas F. Morrow, Vice Chairman and Chief Operating Officer. In deciding Mr. Ryherd's and Mr. Morrow's compensation, the Board of Directors did not affix specific weights or values to the various factors considered in the executive compensation plan elements. The Board of Directors considered the significant progress made in 1994, 1995 and 1996 as it relates to the Company's growth through acquisitions and marketing new business. The Board of Directors also considered key decisions and actions taken to ensure the Company's long term profitability such as the continued restructuring of the Company in response to changes in the industry in order to remain competitive, and the consolidation of operations to achieve cost savings. Mr. Ryherd's cash compensation for 1996 was $400,000. Mr. Morrow's cash compensation for 1996 was $300,000. No stock options were granted to Mr. Ryherd or Mr. Morrow during 1996 and neither exercised any stock options during the year.


CONCLUSION

     The Board of Directors believes the mix of structured employment agreements with certain key executives, conservative market based salaries, competitive cash incentives for short-term performance and the potential for equity-based rewards for long term performance represents an appropriate balance. This balanced Executive Compensation Plan provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results the Company strives to achieve. The Board of Directors also believes the Executive Compensation Plan addresses both the interests of the shareholders and the executive team.



                      BOARD OF DIRECTORS

          John S. Albin            Joseph H. Metzger
          John K. Cantrell         Luther C. Miller
          William F. Cellini       Thomas F. Morrow
          John W. Collins          Robert V. O'Keefe
          George E. Francis        Larry E. Ryherd
          Donald G. Geary          Robert W. Teater
          James E. Melville        Howard A. Young


     The foregoing Report on Executive Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                       PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1996, with the cumulative total return on the NASDAQ Composite Index Performance and the NASDAQ
Insurance Stock Index (1):

                  FIVE YEAR TOTAL RETURN CHART

                               NASDAQ
               NASDAQ         Insurance            FCC

     1991      100.00           100.00            100.00
     1992      116.58           135.76            100.00
     1993      133.69           145.03             44.64
     1994      130.48           136.42             22.32
     1995      185.03           194.04             22.32
     1996      227.27           221.19             22.32


(1) The Company selected the NASDAQ Composite Index Performance as an appropriate comparison because the Company's Common Stock is not listed on any exchange but the Company's Common Stock is traded in the over-the-counter market. Furthermore, the Company selected the NASDAQ Insurance Stock Index as the second comparison because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance and the closest additional line-of-business index which could be found was the NASDAQ Insurance Stock Index. Trading activity in the Company's Common Stock is limited, which may be in part a result of the Company's low profile from not being listed on any exchange, and its reported operating losses. The Company has experienced a tremendous growth rate over the period shown in the Return Chart with assets growing from approximately $233 million in 1991 to approximately $337 million in 1996. The growth rate has been the result of other company acquisitions and new insurance writings. The Company has incurred costs of conversions and administrative consolidations associated with the acquisitions which has contributed to the operating losses. The Return Chart is not intended to forecast or be indicative of possible future performance of the Company's stock.

     The foregoing graph shall not be deemed to be incorporated by reference into any filing of the Company under the Securities
Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served as directors of the Company during 1996 and were officers or employees of the Company or its subsidiaries during 1996: John K. Cantrell, George E. Francis, James E. Melville, Joseph H. Metzger, Thomas F. Morrow and Larry
E. Ryherd. Accordingly, these individuals have participated in decisions related to compensation of executive officers of the Company and its subsidiaries.

     During 1996, the following executive officers of the Company were also members of the Board of Directors of UII, three of whose executive officers served on the Board of Directors of the
Company:  Messrs. Cantrell, Morrow and Ryherd.

     During 1996, Larry E. Ryherd, Thomas F. Morrow, and James
E. Melville, executive officers of the Company, were also members of the Board of Directors of UTI, four of whose executive officers served on the Board of Directors of the Company:
Messrs. Francis, Melville, Morrow and Ryherd.

           RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Kerber, Eck and Braeckel served as the Company's independent certified public accounting firm for the fiscal year ended December 31, 1996 and fiscal year ended December 31, 1995. In serving its primary function as outside auditor for the Company, Kerber, Eck and Braeckel performed the following audit services: examination of annual consolidated financial statements; assistance and consultation on reports filed with the Securities and Exchange Commission and; assistance and consultation on separate financial reports filed with the State insurance regulatory authorities pursuant to certain statutory requirements. The Company does not expect that a representative of Kerber, Eck and Braeckel will be present at the Annual Meeting of Shareholders of the Company. No accountants have been selected for fiscal year 1997 because the Company generally chooses accountants shortly before the commencement of the annual audit work.

             SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                       1998 ANNUAL MEETING

     In order for a proposal by a shareholder to be included in the Company's proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal office on or before December 15, 1997.

             OTHER MATTERS TO COME BEFORE THE MEETING

     The management does not intend to bring any other business before the meeting of the Company's shareholders and has no reason to believe that any will be presented to the meeting. If, however, any other business should properly be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgement.

            AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     The Company has filed its 1996 Annual Report on Form 10-K with the Securities and Exchange Commission. A copy of the report may be obtained without charge by any shareholder. Requests for copies of the report should be sent to George E. Francis, First Commonwealth Corporation, 5250 South 6th Street, P.O. Box 5147, Springfield, Illinois, 62705-5147.

                              BY ORDER OF THE BOARD OF DIRECTORS

                                FIRST COMMONWEALTH CORPORATION


                                      GEORGE E. FRANCIS

                                George E. Francis, Secretary



Dated:  June 18, 1997